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Exhibit 10.24

INDEPENDENT CONTRACTOR AGREEMENT

        THIS AGREEMENT, made effective this 1st day of October, 2003, is by and between WESTERN BRANDS, LLC, a Colorado Limited Liability Company (hereinafter referred to as "Western Brands"), and RONALD SNYDER (hereinafter referred to as "Snyder").

        WHEREAS, Western Brands is a Colorado Limited Liability Company engaged in part in the business of manufacturing and marketing CROCS footwear; and

        WHEREAS, Snyder is in the business of performing consulting services; and

        WHEREAS, Western Brands desires to utilize Snyder's services, and Snyder is willing to provide such services;

        NOW THEREFORE, in consideration of the mutual promises set forth herein, it is agreed as follows:

          1.     Snyder will provide consulting services on behalf of Western Brands on the terms and conditions set forth herein.

          2.     Western Brands shall determine the scope of Snyder's services, but Snyder may perform such services at such times and at such locations as Snyder determines, provided service can be performed in a timely and competent manner.

          3.     Snyder's obligations under this agreement shall commence October 1, 2003. Snyder shall be compensated in the form of Class B membership interests issued to Snyder as set forth in paragraph 4 below.

          4.     Snyder shall keep a record of hours spent in furtherance of his obligations under this Agreement and provide Western Brands with a detail of hours worked for any month in which his hours exceed fifty (50). At such time as Snyder has provided one hundred sixty-six and two-thirds (166 2/3) hours of consulting services in furtherance of this agreement or six-months have elapsed since the effective date of this Agreement, whichever occurs first, Western Brands shall issue to Snyder Class B membership interests equal to one-half (1/2) of one percent (1%) of all outstanding membership interests. For each additional 166.67 hours of service or expiration of additional six-month periods, whichever occur first, Snyder will be issued an additional one-half percent (1/2%) membership interest until such time as Snyder has provided six hundred and sixty-six and two-thirds (666 2/3) hours of service, or two years have elapsed since the effective date of this Agreement, whichever occurs first, and Western Brands has delivered Class B membership interests equal to two percent (2%) of the outstanding membership interests. At such time neither party shall have any further obligations under this agreement unless a new agreement is entered into in writing by the parties.

  The parties contemplate and understand that membership interests will be converted from percentages to units at a future date. The rate of conversion shall be 1% = 1000 units. The parties agree that upon such conversion, any membership interest held by Snyder shall be converted to units and any future grant of membership interest shall be granted in units.

          5.     Snyder shall have no right to demand monies from Western Brands for services rendered, and understands and acknowledges that his sole compensation will be membership units delivered pursuant to this Agreement. Membership interests may only be issued in one-half percent (1/2%) increments.

          6.     This agreement may be terminated at will by either party at any time, provided however, that if Western Brands terminates this agreement, it shall issue an additional one-half percent (1/2%) membership interest to Snyder, as if termination had occurred at the end of the then current six-month period. In addition, Western agrees to issue membership shares to Snyder in accordance with Section 7 below in the event a Change of Control (as defined in Section 7) is agreed to in principle within six (6) months of the termination date. If terminated by Snyder, Western Brands shall have no further obligations as of the termination date. This Section 6 shall survive the termination of this Agreement.

          7.     Prior to any change in control or ownership of all or substantially all of the assets or membership interests of Western Brands or distribution rights of Crocs brand footwear (a "Change of Control"), Western Brands shall issue to Snyder Class B ownership interests equal to 2% of all membership interests less any memberships interests that have previously been issued to Snyder in accordance with this Agreement. Such ownership interests shall be issued to Snyder regardless of the number of hours worked or time elapsed as of the date of the change of control or ownership.

          8.     Snyder understands that the Class B membership units are non-voting, and may be subject to future dilution, in accordance with the Western Brands Operating Agreement.

          9.     Snyder agrees that he will at all times faithfully, industriously, and to the best of his ability, experience, and talents, perform all of the duties that may be required of and from him pursuant to the terms of this agreement and the particular project for which he is utilized.

          10.   Nothing herein shall prohibit Snyder from performing consulting services on behalf of others.

          11.   Snyder will not disclose to others, use for personal benefit, or otherwise misappropriate any of the following information or property of Western Brands or its clients:

    (a)
    Trade secrets and other confidential information;

    (b)
    Customer lists or referral sources;

    (c)
    Sales volumes and profit margins;

    (d)
    Advertising or marketing strategy;

    (e)
    Financing sources or techniques;

    (f)
    Employment manuals and personnel policies;

    (g)
    Estimating procedures and billing practices;

    (h)
    Product development practices;

    (i)
    Production levels;

    (j)
    Tax information; and

    (k)
    Computer programs or software.

  In addition, Snyder will not disclose any other confidential information concerning the business and affairs of Western Brands, which would cause Western Brands or its clients to operate at a competitive disadvantage, if not otherwise disclosed.

          12.   Snyder understands that he is an independent contractor, and not an employee of Western Brands. Snyder understands that he is not entitled to workers' compensation benefits or other employee benefits of Western Brands, and Snyder must pay his own income taxes on any compensation earned pursuant to this Agreement.

          13.   No waiver, alteration or modification of any provision of this Agreement shall be binding unless it is in writing and signed by both parties.

          14.   This Agreement shall be governed by the laws of the state of Colorado.

WESTERN BRANDS, LLC
By:	/s/ GEORGE BOEDECKER George Boedecker, Manager
/s/ RONALD SNYDER Ronald Snyder

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  Exhibit 10.24
INDEPENDENT CONTRACTOR AGREEMENT